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                   STOCK PURCHASE AGREEMENT


                  DATED AS OF OCTOBER 3, 1996


                        By and between


            FARMERS AND MERCHANTS INSURANCE COMPANY


                              and


            REASSURE AMERICA LIFE INSURANCE COMPANY


                  With Respect to all of the

                 Outstanding Capital Stock of

              NEW AMERICAN LIFE INSURANCE COMPANY


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         ----------------------------------------------------

                    STOCK PURCHASE AGREEMENT


     This Stock Purchase Agreement ("Agreement") is made and entered into this 3rd day of October, 1996 by and between Farmers and Merchants Insurance Company, an Oklahoma insurance corporation ("Seller"), and Reassure America Life Insurance Company, an Illinois insurance corporation ("Purchaser").

     WHEREAS, Seller owns 100,000 shares (the "Shares") of common stock, par value $6.00 per share (the "Common Stock"), of New American Life Insurance Company, a Missouri insurance corporation (the "Company"); and

     WHEREAS, the Shares constitute all of the issued and outstanding capital stock of the Company; and

     WHEREAS, Seller desires to sell the Shares to Purchaser, and Purchaser desires to purchase the Shares from Seller, on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                            ARTICLE I

                           DEFINITIONS

     The capitalized terms used herein will have the following meanings:

     "Affiliate" shall mean, with respect to a specified person or entity, any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified person or entity.

     "Affiliated Group" shall mean the Affiliates which join in filing a Seller Consolidated Return for the taxable year beginning January 1, 1996.

     "Agreement" shall mean this Stock Purchase Agreement, together with the Disclosure Schedule.

     "Annual Statement" shall mean the annual statutory statement of the specified life insurance company filed with or submitted to the insurance regulatory authority in the state of domicile of such life insurance company.

     "AVR" shall mean the asset valuation reserve required to be established under SAP on a specified life insurer's balance sheet.

     "Closing" shall mean the closing of the transactions contemplated by this Agreement as provided in Section 2.4 hereof.

     "Closing Balance Sheet" shall mean the balance sheets of the Company determined in accordance with SAP as of the Closing Date.

     "Closing Date" shall mean the later of (a) the end of the month at least three business days following the date upon which the last remaining condition set forth in ARTICLES VII and VIII hereof has been satisfied or waived, or (b) such other date as Purchaser and Seller may agree upon.

     "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Contract" shall mean any agreement, lease, sublease, license, sublicense, promissory note, evidence of indebtedness, or other binding contract.

     "Damages" shall mean any and all monetary damages, liabilities, fines, fees, penalties, interest obligations, deficiencies, losses, costs, and expenses (including reasonable fees and expenses of attorneys, accountants, actuaries, and other experts).

     "Deficiency Amount" shall mean the amount, if any, by which the Final Purchase Price exceeds the Initial Purchase Price.

     "Disclosure Schedule" shall mean the disclosure schedule dated the date hereof furnished by Seller to Purchaser and containing all lists, descriptions, exceptions, and other information and materials as are required to be included therein pursuant to this Agreement.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended (including without limitation any successor act), and the rules and regulations promulgated thereunder.

     "Excess Amount" shall mean the amount, if any, by which the Initial Purchase Price exceeds the Final Purchase Price.

     "Extended Filing Date" shall have the meaning ascribed to it in
Section 12.2 hereof.

     "Extension Request" shall have the meaning ascribed to it in
Section 12.2 hereof.

     "Final Purchase Price" shall have the meaning ascribed to it in
Section 2.2 hereof.

     "HSR Act" shall mean Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976), as amended (including any successor act), and the rules and regulations promulgated thereunder.

     "Indemnifying Party" shall mean the entity against whom claims of indemnification are being asserted under ARTICLE X hereof.

     "Indemnitee" shall mean the entity claiming indemnification under
ARTICLE X hereof.

     "Initial Purchase Price" shall have the meaning ascribed to it in
Section 2.2 hereof.

     "IRS" shall mean the United States Internal Revenue Service.

     "Material Adverse Effect" shall mean any change or effect (or series of related changes or effects) that individually or in the aggregate is materially adverse to (i) the business, operations, condition (financial or otherwise) or results of operations of the Company, (ii) the validity or enforceability of this Agreement, or (iii) the ability of Seller to execute and deliver this Agreement or to perform its obligations under this Agreement.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation established under ERISA.

     "Permitted Lien" shall mean any (a) mechanic's, carrier's, workmen's, repairmen's, or other similar lien arising or incurred in the ordinary course of business, (b) lien for taxes, assessments, and other governmental charges that are not due and payable, (c) zoning, building or other similar government restriction, or (d) agreement, covenant, right of way, or other similar restriction which in the case of clauses (a), (c), and (d) above do not materially impair any real property.

     "Purchaser" shall mean Reassure America Life Insurance Company, an Illinois insurance corporation, or the entity to which the right to purchase is assigned under Section 12.16 hereof.

     "Quarterly Statement" shall mean the quarterly statutory statement of the specified life insurance company filed with or submitted to the insurance regulatory authority in the state of domicile of such life insurance company.

     "SAP" shall mean the accounting practices required or permitted by the insurance regulatory authority in the state of domicile of the specified life insurance company, consistently applied throughout the specified period and in the comparable period in the immediately preceding year.

     "Section 338(h)(10) Election" shall have the meaning ascribed to it in
Section 12.2 hereof.

     "Seller" shall mean Farmers and Merchants Insurance Company, an Oklahoma insurance corporation.

     "Seller Consolidated Returns" shall mean all consolidated, combined, affiliated or unitary Tax Returns which include the Company with respect to the Company's taxable income or loss for periods through the Closing Date.

     "Seller Returns" shall have the meaning ascribed to it in Section 12.1 hereof.

     "Settlement Auditor" shall mean a nationally recognized accounting or auditing firm to be agreed upon by Seller and Purchaser.

     "Shares" shall have the meaning ascribed to it in the recitals to this Agreement.

     "Tax" or "Taxes" shall mean all taxes, charges, fees, levies, or other similar assessments or liabilities, including without limitation (a) income, gross receipts, ad valorem, premium, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, medicare, and franchise taxes imposed by the United States of America, or by any state, local, or foreign government, or any subdivision, agency, or other similar person of the United States or any such government; and (b) any interest, fines, penalties, assessments, or additions to taxes resulting from, attributable to, or incurred in connection with any Tax or any contest, dispute, or refund thereof.

     "Tax Claim" shall have the meaning ascribed to it in Section 10.5(b) hereof.

     "Tax Returns" shall mean any report, return, or statement, including any attachment thereto or amendment thereof, required to be supplied to a taxing authority in connection with Taxes.

     "Tax Schedules" shall have the meaning ascribed to it in Section 12.2 hereof.

     "WARN" shall mean the Federal Worker Adjustment and Retraining Notification Act.

     Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "ARTICLE" or "Section" refer to the specified ARTICLE or Section of this Agreement; (e) the phrase "in the ordinary course of business and consistent with past practice" refers to the business, operations, affairs, and practice of the Company consistent with past practices of such business, operations, and affairs; (f) the term "including" and other forms of such term, with respect to any matter or thing, means "including but not limited to" such matter or thing; and (g) all references to "dollars" or "$" refer to currency of the United States of America.


                           ARTICLE II

                   SALE OF SHARES AND CLOSING

     2.1 PURCHASE AND SALE OF SHARES. Subject to the terms and conditions, and in reliance upon the representations and warranties, set forth in this Agreement, Seller agrees to sell the Shares to Purchaser and Purchaser agrees to purchase the Shares from Seller.

     2.2 PURCHASE PRICE. The purchase price (the "Initial Purchase Price") for the Shares will equal (((a)+(b)) x (c)) + (d) (where (a), (b),
(c), and (d) have the following meanings), subject to adjustment after the Closing in accordance with Section 2.3 hereof (as adjusted, the "Final Purchase Price"):

     (a) the capital and surplus of the Company determined in accordance with SAP as of the last day of the month immediately preceding the Closing; and

     (b) the AVR of the Company determined in accordance with SAP as of the last day of the month immediately preceding the Closing; and

     (c) the ratio of the market value of the Company's bond portfolio to the book value of the Company's bond portfolio determined in accordance with SAP, (the "Market Value Adjustment") as of the Closing Date; and

     (d) $3,555,000 (three million five hundred fifty-five thousand dollars).

As promptly as practicable (but in no event later than 10 days) prior to the Closing Date, Seller shall deliver to Purchaser the balance sheet of the Company determined in accordance with SAP as of the last day of the month immediately preceding the Closing Date identifying the capital, surplus, AVR, and Market Value Adjustment determined pursuant to this Section 2.2.

     2.3  PURCHASE PRICE ADJUSTMENT.

     (a) As promptly as practicable (but in no event more than 60 days) after the Closing Date, Seller will complete the Closing Balance Sheet. As promptly as practicable, Seller will deliver to Purchaser the Closing Balance Sheet.

     (b) Within 60 business days after Purchaser's receipt of the Closing Balance Sheet, Purchaser will provide Seller with written notice indicating whether Purchaser agrees or disagrees with the capital, surplus, AVR, and Market Value Adjustment reflected in the Closing Balance Sheet. If Purchaser disputes the capital, surplus, AVR, or Market Value Adjustment reflected in the Closing Balance Sheet, such notice will reflect Purchaser's calculation of each disputed amount in sufficient detail to permit Seller to verify the same. If Purchaser agrees with the capital, surplus, AVR, and Market Value Adjustment reflected in the Closing Balance Sheet or if Purchaser fails to deliver to Seller such written notice within such 60-day period, the Closing Balance Sheet will be deemed final.

     (c) Within 10 business days after Seller's receipt of any notice of disagreement with the capital, surplus, AVR, or Market Value Adjustment reflected in the Closing Balance Sheet, Purchaser and Seller will begin good faith negotiations to resolve such disagreement. If Purchaser and Seller are unable to resolve such disagreement within 10 business days after such negotiations begin, such disagreement will be submitted to the Settlement Auditor for resolution. Purchaser and Seller will cooperate with the Settlement Auditor and will proceed in good faith to cause the Settlement Auditor to resolve such disagreement within 30 days after such disagreement is submitted to the Settlement Auditor. Purchaser and Seller will each pay one-half of the fees and expenses of the Settlement Auditor.

     (d)  The Settlement Auditor, in its sole discretion, will determine
(i) the nature and extent of the participation by Purchaser, Seller, and their agents in connection with the resolution of any disagreement submitted to the Settlement Auditor, (ii) the nature and extent of information that Purchaser and Seller may submit to the Settlement Auditor for consideration in connection with such resolution, and (iii) the personnel of the Settlement Auditor who will review such information and resolve such disagreement. The Settlement Auditor's resolution of any such disagreement will be reflected in a written report which will be delivered promptly to, and will be final and binding upon, Purchaser and Seller. The Closing Balance Sheet will be adjusted accordingly to reflect any such resolution and, as adjusted, will be deemed final.

     (e) Upon the earlier to occur of (i) the parties' agreement with respect to the capital, surplus, AVR, and Market Value Adjustment reflected in the Closing Balance Sheet, or (ii) the delivery of the report of the Settlement Auditor as provided in Section 2.3(d) hereof, Purchaser will pay to Seller the Deficiency Amount or Seller will pay to Purchaser the Excess Amount, as the case may be. The payment of the Deficiency Amount or the Excess Amount, as the case may be, will be made by wire transfer of immediately available funds to such account as the party entitled to receive such payment specifies in writing to the party required to make such payment.

     2.4  CLOSING.

     (a) The Closing will take place at the offices of Seller, 436 Walnut Street, Philadelphia Pennsylvania, at 9:00 a.m., local time on the Closing Date.

     (b) At the Closing, Purchaser (i) will pay the Initial Purchase Price by wire transfer of immediately available funds to such account as Seller specifies to Purchaser, and (ii) deliver to Seller such other documents and instruments required to be delivered by Purchaser under the terms of this Agreement.

     (c) At the Closing, Seller will deliver to Purchaser (i) a certificate or certificates representing all the Shares, accompanied by duly executed blank stock powers, and (ii) such other documents and instruments required to be delivered by Seller under the terms of this Agreement.


                           ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Purchaser as follows:

     3.1 ORGANIZATION OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has full corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.

     3.2 AUTHORITY. The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid, and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except to the extent that (a) enforcement against Seller may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to or limiting creditors' rights generally regarding Seller and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar person or entity before which any proceeding therefor may be brought.

     3.3 ORGANIZATION OF THE COMPANY. The Company is a stock insurance corporation duly organized, validly existing, and in good standing under the laws of Missouri, and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted by it. The Company is duly qualified or admitted to do business and is in good standing as a foreign corporation in all jurisdictions in which the ownership, use, or leasing of its assets or properties or the conduct or nature of its business makes such qualification or admission necessary, except where the failure to be so qualified or admitted and in good standing does not have or cannot reasonably be expected to have a Material Adverse Effect. The Company does not own 10% or more of the voting capital stock of any corporation.

     3.4 CAPITAL STOCK; TITLE. The authorized capital stock of the Company consists solely of the Shares, all of which are issued and outstanding. The Shares are duly authorized, validly issued, fully paid, and nonassessable and are owned beneficially and of record by Seller, free and clear of all liens and encumbrances. Upon delivery of payment for the Shares as herein provided, Purchaser will acquire good and valid title to the Shares, free and clear of any lien or encumbrance (other than liens or encumbrances created by Purchaser). There are no outstanding securities, rights (preemptive or other), subscriptions, calls, warrants, options, or other agreements (except for this Agreement) that give any person or entity the right to (a) purchase or otherwise receive or be issued any shares of capital stock of the Company (or any interest therein) or any security convertible into or exchangeable for any shares of capital stock of the Company (or any interest therein), (b) receive any dividend, voting, or ownership rights similar to those accruing to a holder of the Shares, or (c) participate in the equity, income, or election of directors or officers of the Company.

     3.5 NO CONFLICTS OR VIOLATIONS. The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations under this Agreement will not:

     (a) subject to obtaining the approvals contemplated by Sections 5.1, 5.2, 6.1 and 6.2 hereof, violate any term or provision of any law or any writ, judgment, decree, or injunction applicable to Seller or the Company or their respective assets or properties;

     (b) conflict with or result in a violation or breach of any of the provisions of the articles or certificate of incorporation or bylaws of Seller or the Company;

     (c) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any Contract to which Seller or the Company is a party or by which any asset or property of Seller or the Company may be bound;

     (d) require Seller or the Company to obtain any consent, approval, or action of, or make any filing with or give any notice to, any person or entity, except as set forth in Section 3.5 of the Disclosure Schedule or as contemplated in Sections 5.1(b) and 5.2 hereof; or

     (e) result in the creation or imposition of any lien or encumbrance upon the Company or any of its assets or properties.

     3.6 SAP STATEMENTS. Seller has previously delivered to Purchaser true and complete copies of the following:

     (a) the Annual Statements of the Company for each of the years ended December 31, 1993, 1994, and 1995 (including the supporting memorandum to the actuarial opinions given in connection with such Annual Statements);

     (b) any annual statutory statements of the Company that were filed for the year ended December 31, 1995 in any jurisdiction which differ from the Annual Statement for the year ended December 31, 1995 for the Company; and

     (c) the Quarterly Statements of the Company for each of the calendar quarters ended March 31, and June 30, 1996.

Each such statement (i) complied in all material respects with all applicable laws when so filed, (ii) was prepared in accordance with SAP,
(iii) is true and complete in all material respects, and (iv) presents fairly in all material respects the financial position of the Company as of the respective dates thereof and the related summary of operations and changes in capital and surplus and in cash flows of the Company for and during the respective periods covered thereby. No material deficiency has been asserted by any insurance regulatory authority with respect to any such statement.

     3.7 RESERVES. All statutory reserves and other similar amounts with respect to losses, benefits, claims, and expenses in respect of the Company's insurance business as established or reflected in the December 31, 1995 Annual Statement (a) were determined in accordance with SAP and generally accepted actuarial assumptions, (b) were in accordance with the benefits specified in the related insurance or reinsurance Contracts, (c) meet the requirements of the insurance laws of each applicable jurisdiction in all material respects, and (d) were adequate along with future premiums, as of December 31, 1995, based upon then-current information and assumptions concerning investment income, mortality and morbidity experience, persistency and expenses, to cover the total amount of all matured and reasonably anticipated unmatured benefits, claims, and other liabilities of the Company under all insurance or reinsurance Contracts which the Company has or will have any liability. The Company owns assets that qualify as legal reserve assets under applicable insurance laws in an amount at least equal to all such statutory reserves and other similar amounts of the Company.

     3.8  ASSETS AND PROPERTIES.

     (a) SECTION 3.8(a) of the Disclosure Schedule contains a list of all purchases, acquisitions, sales or dispositions of all debentures, notes, stocks, limited partnership interests, other securities, mortgages, and other investment assets by the Company from December 31, 1995 to the date hereof. The Company has good and marketable title to all debentures, notes, stocks, limited partnership interests, other securities, mortgages, and other investment assets owned by it, free and clear of all liens and encumbrances.

     (b) SECTION 3.8(b) of the Disclosure Schedule contains a true and complete list and description of all real property in which the Company has an ownership interest. The Company owns good and indefeasible title to all such real property, free and clear of all liens and encumbrances, except for Permitted Liens.

     (c) SECTION 3.8(c) of the Disclosure Schedule contains a true and complete list and description of all real property leased by the Company. The Company has a valid leasehold interest in all such leased real property.

     (d) SECTION 3.8(d) of the Disclosure Schedule contains a true and complete list and description of (i) all marks, names, trademarks, service marks, patents, patent rights, assumed names, logos, trade secrets, copyrights, trade names, and service marks that are used in the conduct of the business, operations, or affairs of the Company, and (ii) all computer software, programs, and similar systems owned by or licensed to the Company that are used in the conduct of its business, operations, or affairs. The Company is not in conflict with or in violation or infringement of, nor has Seller or the Company received any notice of any alleged conflict with or violation or infringement of any asserted rights of any other person or entity with respect to any such intellectual property or any such computer software, programs, or similar systems.

     3.9 ABSENCE OF CHANGES. Since December 31, 1995, there has not been, occurred, or arisen any change, event (including without limitation any damage, destruction, or loss whether or not covered by insurance), condition, or state of facts of any character with respect to the business or condition of the Company, except as disclosed in Section 3.9 of the Disclosure Schedule. Except as disclosed in Section 3.9 of the Disclosure Schedule, since December 31, 1995, the Company has operated only in the ordinary course of business and consistent with past practice, and (without limiting the generality of the foregoing) there has not been, occurred, or arisen:

     (a) any declaration, setting aside, or payment of any dividend or other distribution in respect of the capital stock of the Company or any direct or indirect redemption, purchase, or other acquisition by the Company of any such stock or of any interest in or right to acquire any such stock;

     (b) any lien or encumbrance created or assumed on any of the assets or properties of the Company;

     (c) any liability involving the borrowing of money by the Company or the incurrence by the Company of any deferred purchase price obligation

(other than trade credit incurred in the ordinary course of business and consistent with past practice);

     (d) any damage, destruction, or loss (whether or not covered by insurance) affecting any of the assets or properties of the Company, which damage, destruction, or loss individually or in the aggregate exceeds $5,000;

     (e) any cancellation of any material liability owed to the Company by any other person or entity;

     (f) any write-off or write-down of, or any determination to write-off or write-down, the assets or properties (other than any statutory write-down of investment assets) of the Company or any portion thereof;

     (g) any amendment, termination, waiver, disposal, or lapse of, or other failure to preserve, any (i) license, permit, or other form of authorization of the Company (other than a license to transact insurance business), the result of which individually or in the aggregate has or may reasonably be expected to have a Material Adverse Effect, or (ii) license of the Company to transact insurance business;

     (h) any termination, amendment, or execution by the Company of any reinsurance, coinsurance, or other similar Contract, as ceding or assuming insurer, except those Contracts which expire in accordance with their terms;

     (i) any expenditure or commitment for additions to property, plant, equipment, or other tangible or intangible capital assets or properties of the Company which exceeds $5,000 individually or in the aggregate;

     (j) any change in any marketing relationship between either the Company and any person or entity through which the Company sells insurance policies, which change has or may reasonably be expected to have a Material Adverse Effect; or

     (k)  any Contract to take any of the actions prohibited in this
Section 3.9.

     3.10 NO UNDISCLOSED LIABILITIES.

     (a) There were no liabilities against or relating to the Company as of December 31, 1995, except as reflected in any of the financial statements and the notes thereto referenced in Section 3.6 hereof and policyholder benefits payable in the ordinary course of business and consistent with past practice. Since December 31, 1995, the Company has not incurred any liabilities, except policyholder benefits payable in the ordinary course of business and consistent with past practice.

     (b) Except for regular periodic assessments in the ordinary course of business, no claim or assessment is pending nor, to the knowledge of Seller or the Company, threatened against the Company by any state insurance guaranty association in connection with such association's fund relating to insolvent insurers.

     3.11 TAXES.  Except as disclosed in Section 3.11 of the Disclosure
Schedule:

     (a) All Tax Returns required to be filed by or with respect to the Company have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects. The Company has duly and timely paid (or there has been paid on its behalf) (or by the Closing Date will have paid) all Taxes that are due, or claimed or asserted by any taxing authority to be due, from or with respect to it and the Affiliated Group. With respect to any period for which Taxes are not yet due, the Company has made or will make due and sufficient current accruals for such Taxes in its Closing Balance Sheet, including accruals of any amounts that will be paid to the common parent of the Affiliated Group as a result of Taxes being allocated to the Company under the consolidated return regulations under
Section 1502 of the Code. Such accruals will include amounts for any Tax liability incurred by the Company as a result of the Section 338(h)(10) Election or attributable to an election under state, local, or foreign law similar to the election available under Section 338(g) of the Code. The Company and the Affiliated group have made (or there have been made on the Company's behalf) (or by the Closing Date will have paid) all required estimated Tax payments sufficient to avoid any underpayment penalties. The Company and the Affiliated Group have withheld and paid all Taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

     (b) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company for any taxable period and for the Affiliated group for 1996, and no power of attorney granted by or with respect to the Company with respect to Taxes is currently in force. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to the Company or the Affiliated Group. No audit or other proceeding by any court, governmental or regulatory authority, or similar person is pending or, to the knowledge of the Seller, threatened with respect to any Taxes due from or with respect to the Company or any Tax Return filed by or with respect to the Company, including Tax Returns of the Affiliated Group. To Seller's knowledge, no assessment of Taxes is proposed against the Affiliated Group or the Company or any of its assets. Seller has provided to Purchaser correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against, or agreed to by, the Company, for all years for which the statute of limitations has not expired.

     (c) No election under Sections 108, 338, 441, 1017, 1033 and 4977 of the Code has been made or filed by or with respect to the Company. No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any of its assets. The Company has not agreed (and no agreement has been made on the Company's behalf) to make any adjustment pursuant to
Section 481(a) or Section 807(f) of the Code (or any predecessor provision) by reason of any change in any accounting method or change in basis of computing reserves or otherwise, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of the Company. None of the assets of the Company is or will be required to be treated as being owned by any person (other than the Company) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of
Section 168(h)(1) of the Code.

     (d) The Company is not a party to, is not bound by, nor has an obligation under, any Tax sharing agreement, Tax allocation agreement or similar contract. Except for liability under Treasury Regulation
Section 1.1502-b of the Affiliated group for 1996, the Company does not have any liability for Taxes of any person, other than the Company, under Treasury Regulation paragraph 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

     (e) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment by the Company of any amount that would not be deductible by the Company by reason of Section 280G or Section 162(m) of the Code.

     (f)  The Seller is not a "foreign person" within the meaning of
Section 1445(b)(2) of the Code.

     (g) The Company was taxable as a domestic "life insurance company" within the meaning of Section 816 of the Code for all taxable periods or portions thereof ending on or before the Closing Date.

     (h) The balance of the policyholders surplus account (as defined in Section 815 of the Code) of the Company is zero as of December 31, 1995, and the computation and maintenance of the policyholders surplus account balances for the taxable years subsequent to 1958 has been computed and maintained in accordance with Section 815 of the Code and the Treasury Regulations thereunder.

     (i) The insurance reserves with respect to the Company set forth in all federal income Tax Returns of the Company were determined in all material respects in accordance with Section 807 of the Code.

     (j) The Tax treatment under the Code of all insurance, annuity or investment policies, plans, or contracts, financial products, employee benefit plans, individual retirement accounts or annuities, or any similar or related policy, contract, plan or product, whether individual, group or otherwise issued or sold by the Company is and at all times has been the same or not less favorable to the purchaser, policyholder, or beneficiaries thereof than the Tax treatment under the Code for which such contracts qualified or purported to qualify or which the Company represented could be obtained at the time of its issuance, purchase, modification or exchange. The provisions of the Code relating to the Tax treatment of the plans, policies, contracts and products referred to in the preceding sentence shall include, but not be limited to, Sections 72, 79, 101, 104, 105, 106, 125, 130, 264, 401, 402, 403, 404, 408, 412, 415, 419, 419A, 501, 505, 817, 818,
1035, 7702, and 7702A of the Code.

     (k) The Company has not, nor will have, on or before the Closing Date any liability for Taxes resulting from an acceleration of an "intercompany transaction" within the meaning of Treasury Regulation paragraph 1.1502-13(d) (or any analogous or similar provision under state, local of foreign law or any predecessor provision or regulation).

     (l) Neither Seller nor any of its Affiliates will make any election to retain losses from operations, net operating losses or capital loss carryovers of the Company pursuant to the procedure set forth in Treasury Regulation paragraph 1.1502-20(g) or any similar or successor provision of federal, State or local law.

     (m) For each period for which the statute of limitations has not expired by the Closing Date, except for Tax Returns filed by the Affiliated Group, the Company has not been a member of an affiliated group which has or will file a consolidated return under Section 1502 of the Code.

     3.12 LITIGATION. Except as disclosed in Section 3.12 of the Disclosure Schedule:

     (a) There are no actions, suits, investigations, arbitrations, or proceedings pending, or (to the knowledge of Seller) threatened, against Seller or its assets or properties, at law or in equity, in, before, or by any person or entity, except such actions, suits, investigations, arbitrations, or proceedings that individually or in the aggregate do not have or cannot reasonably be expected to have a Material Adverse Effect.

     (b) There are no actions, suits, investigations, arbitrations, or proceedings pending, or (to the knowledge of Seller) threatened, against the Company, or any of its assets or properties, at law or in equity, in, before, or by any person or entity.

     (c) There are no writs, judgments, decrees, injunctions, or similar orders of any person or entity outstanding against the Company.

     3.13 COMPLIANCE WITH LAWS. Except as disclosed in Section 3.13 of the Disclosure Schedule, the Company is not in violation of any law or any writ, judgment, decree, injunction, or similar order applicable to the Company, which violation, individually or in the aggregate, has had or may reasonably be expected to have a Material Adverse Effect.

     3.14 PENSION AND BENEFIT PLANS.

     (a) Section 3.14(a) of the Disclosure Schedule sets forth a true and complete list of all Employee Benefit Plans.

     (b) Seller has previously delivered to Purchaser true and complete copies of the following documents with respect to each of the Employee Benefit Plans (as applicable): (i) any plans and related trust documents, and all amendments thereto, (ii) the most recent IRS Form 5500 and schedules thereto, (iii) the most recent IRS determination letter, and (iv) the most recent summary plan description.

     (c) Except as disclosed in Section 3.14(c) of the Disclosure Schedule, neither the Seller, the Company, nor any ERISA Affiliate has, during the preceding six years, maintained, contributed to, or been obligated to contribute to any Title IV Plan.

     (d) Neither the Company nor its ERISA Affiliates maintains, contribute to, or has (or has had during the preceding six years) an obligation to contribute to any Multiemployer Plan or any Employee Pension Benefit Plan that is subject to Sections 4063 and 4064 of ERISA.

     (e) Except as set forth in Section 3.14(e) of the Disclosure Schedule, since December 31, 1994, there has been no amendment to any Employee Benefit Plan, and no Employee Benefit Plan has been established, which could result or has resulted in a material increase in the accrued or promised benefits of any employee of the Company.

     (f) All contributions required by law or by the terms of any Employee Benefit Plan have been timely made.

     (g) Except as set forth in Section 3.14(g) of the Disclosure Schedule, neither the execution or delivery of this Agreement nor the performance of the transactions contemplated by this Agreement will constitute an event under any Employee Benefit Plan that will or may result in any payment (whether of severance pay or otherwise) becoming due, any acceleration in the time of payment or any vesting or increase in any benefits otherwise due under any such Employee Benefit Plan.

     (h) The Company does not maintain, contribute to, or have an obligation to contribute to any employee welfare benefit plan, as defined in
Section 3(1) of ERISA, that provides continuing benefits or coverage to any participant or any beneficiary of any participant after the termination of such participant's employment (other than as required by Section 4980B of the Code and at the sole expense of such participant or beneficiary of such participant), and except as set forth on Section 3.14(h) of the Disclosure Schedule, the Company and its ERISA Affiliates have complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and the regulations thereunder.

     (i) Neither the Company, its ERISA Affiliates, or any organization to which the Company is a successor or parent corporation has engaged in a transaction within the meaning of Section 4069 of ERISA during the five-year period ending on the Closing Date.

     (j) There has been no material violation of ERISA with respect to the filing of applicable returns, reports, documents, and notices regarding any of the Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans.

     (k) There are no pending legal proceedings that have been asserted or instituted with respect to the operation of any Employee Benefit Plan against any of the Employee Benefit Plans, the assets of any of the trusts under such plans, or of the Company, its ERISA Affiliates, or the plan administrator or any fiduciary of the Employee Benefit Plans (other than routine, uncontested benefit claims) and Seller has no knowledge of any facts or circumstances which could form the basis for any such legal proceeding.

     (l) Each of the Employee Benefit Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable law. All amendments and actions required to bring each of the Employee Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable laws have been made or taken, except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date as disclosed in Section 3.14(l) of the Disclosure Schedule.

     (m) Neither the Seller, the Company, nor any of its ERISA Affiliates has any contract, plan, or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or to modify any existing Employee Benefit Plan in a manner that would materially increase the benefits of the participants or beneficiaries.

     3.15 CONTRACTS. Section 3.15 of the Disclosure Schedule contains a true and complete list of each of the following Contracts (true and complete copies of which have been made available to Purchaser), to which the Company is a party or by which any of its assets or properties is or may be bound:

     (a)  all employment, agency, consultation, or representation
Contracts or other Contracts of any type (including without limitation loans or advances) with any present officer, director, employee, agent, consultant, or other similar representative of the Company (or former officer, director, employee, agent, consultant or similar representative of the Company if there exists any present or future liability with respect to such Contract);

     (b) all Contracts with any person or entity containing any provision or covenant (i) limiting the ability of the Company to (A) sell any products or services of any other person or entity, (B) engage in any line of business, or (C) compete with or obtain products or services from any person or entity or (ii) limiting the ability of any person or entity to compete with or to provide products or services to the Company;

     (c) all Contracts relating to the borrowing of money by the Company, relating to the deferred purchase price for property or services, or relating to the direct or indirect guarantee by the Company of any liability;

     (d) all Contracts pursuant to which the Company has agreed to indemnify or hold harmless any person or entity (other than indemnifications or hold harmless covenants in the ordinary course of business and consistent with past practice);

     (e) all leases or subleases of real property used in the business, operations, or affairs of the Company;

     (f) all Contracts or arrangements (including without limitation those relating to allocations of expenses, personnel, services, or facilities) between the Company and Seller or any Affiliate of Seller;

     (g) all reinsurance, coinsurance, or other similar Contracts (including pursuant to which the Company receives or has received surplus relief); and

     (h) all other Contracts (other than insurance Contracts issued, reinsured, or underwritten by the Company) that involve the payment or potential payment, pursuant to the terms of such Contracts, by or to the Company of more than $5,000 individually or in the aggregate or that are otherwise material to the business or condition of the Company.

Each Contract disclosed or required to be disclosed in Section 3.15 of the Disclosure Schedule is in full force and effect and constitutes a legal, valid, and binding obligation of each party thereto. Neither the Seller nor the Company has received from any other party to such Contract any notice, whether written or oral, of termination or intention to terminate such Contract. Except as set forth in Section 3.15 of the Disclosure Schedule, the Company nor, to the knowledge of Seller, any other party to such Contract is in violation or breach of or default under any such Contract (or with or without notice or lapse of time or both, would be in violation or breach of or default under any such Contract), which violation, breach, or default has or can reasonably be expected to have a Material Adverse Effect.

     3.16 INSURANCE ISSUED. Except as required by law or except as disclosed in Section 3.16 of the Disclosure Schedule:

     (a) All outstanding insurance Contracts issued, reinsured, or underwritten by the Company are, to the extent required under applicable laws, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or have been filed with and not objected to by such authority within the period provided for objection.

     (b) All insurance Contract benefits payable by the Company or (to the knowledge of Seller) by any other person or entity that is a party to or bound by any reinsurance, coinsurance, or other similar Contract with the Company have in all material respects been paid in accordance with the terms of the insurance Contracts under which they arose, except for such benefits for which the Company believes there is a reasonable basis to contest payment.

     (c) No outstanding insurance Contract issued, reinsured, or underwritten by the Company entitles the holder thereof or any other person or entity to receive dividends, distributions, or other benefits based on the revenues or earnings of the Company or any other person or entity.

     (d) All amounts to which the Company is entitled under reinsurance, coinsurance, or other similar Contracts (including without limitation amounts based on paid and unpaid losses) are fully collectible.

     (e) Each insurance agent, at the time such agent wrote, sold, or produced business for the Company, was duly licensed as an insurance agent (for the type of business written, sold, or produced by such insurance agent) in the particular jurisdiction in which such agent wrote, sold, or produced such business.

     3.17 LICENSES AND PERMITS. Except as disclosed in Section 3.17 of the Disclosure Schedule:

     (a) The Company owns or validly holds all (i) licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments (other than licenses to transact insurance business) that are required for its business, operations, and affairs and that the failure to so own or hold has or may reasonably be expected to have a Material Adverse Effect, and (ii) licenses to transact insurance business. Section 3.17 of the Disclosure Schedule contains a true and complete list of all jurisdictions in which the Company is licensed to transact insurance business and the lines of business for which the Company is licensed in each jurisdiction.

     (b) All such licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments are valid and in full force and effect. No such license to transact insurance business is the subject of a proceeding for suspension or revocation or any similar proceeding and, to the knowledge of Seller, there is no pending threat of such suspension or revocation by any such licensing authority.

     3.18 OPERATIONS INSURANCE. Section 3.18 of the Disclosure Schedule contains a true and complete list and description of all liability, property, workers compensation, directors and officers liability, and other similar insurance Contracts that insure the business, operations, or affairs of the Company or affect or relate to the ownership, use, or operations of any of the assets or properties of the Company.

     3.19 INTERCOMPANY LIABILITIES. Except as disclosed in Section 3.19 of the Disclosure Schedule, (a) neither Seller nor any Affiliate of Seller (other than the Company) provides or causes to be provided to the Company any products, services, equipment, facilities, or similar items, and
(b) there are no liabilities between Seller or any Affiliate of Seller (other than the Company), on the one hand, and the Company on the other hand.

     3.20 BANK ACCOUNTS.  Section 3.20 of the Disclosure Schedule contains
(a) a true and complete list of the names and locations of all banks, trust companies, securities brokers, and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading, trust, or other similar relationship, (b) a true and complete list and description of each such account, box, and relationship, and (c) a list of all signatories for each such account and box.

     3.21 CHARTER DOCUMENTS AND BYLAWS. Seller has heretofore made available to Purchaser true and complete copies of the articles of incorporation and bylaws of the Company, as in effect on the date hereof.

     3.22 MINUTE BOOKS. The minute books of the Company accurately reflect in all material respects all formal actions taken at all meetings and all consents in lieu of meetings of the stockholders of the Company and all formal actions taken at all meetings and all consents in lieu of meetings of the boards of directors of the Company and all committees thereof. All of such minute books have previously been made available for inspection by Purchaser.

     3.23 BROKERS AND FINDERS. Neither Seller nor any of its Affiliates has employed any financial advisor or finder or incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the transactions contemplated hereby.

     3.24 DISCLOSURE. No representation or warranty made by Seller in this Agreement or in any certificate furnished by Seller to Purchaser in connection with this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statement not misleading in light of the circumstances in which they were made.

                          ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller as follows:

     4.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois and has full corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.

     4.2 AUTHORITY. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid, and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar person or entity before which any proceeding therefor may be brought.

     4.3 NO CONFLICTS OR VIOLATIONS. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations under this Agreement will not:

     (a) subject to obtaining the approvals contemplated by Sections 5.1, 5.2, 6.1 and 6.2 hereof violate any term or provision of any law or any writ, judgment, decree, or injunction applicable to Purchaser or any of its assets or properties;

     (b) conflict with or result in a violation or breach of any of the provisions of the certificate of incorporation or bylaws of Purchaser;

     (c) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any Contract to which Purchaser is a party or by which any asset or property of Purchaser may be bound; or

     (d) require Purchaser or any of its subsidiaries to obtain any consent, approval, or action of, or make any filing with or give any notice to, any person or entity, except as contemplated in Sections 6.1(a)(ii) and
6.2 hereof.

     4.4  BROKERS AND FINDERS.  Neither Purchaser nor any of its
Affiliates has employed any financial advisor or finder or incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the transactions contemplated hereby, other than Philo Smith & Co., Inc.

     4.5 PURCHASE FOR INVESTMENT. The Shares will be acquired by Purchaser for its own account for the purpose of investment. Purchaser has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of its investment in the Shares. Purchaser will refrain from transferring or otherwise disposing of any of the Shares, or any interest therein, in such manner as to violate any registration provision of the securities laws.

     4.6  LITIGATION.

     (a) There are no actions, suits, investigations, arbitrations, or proceedings pending, or (to the knowledge of Purchaser) threatened, against Purchaser or its assets or properties, at law or in equity, in, before, or by any person or entity that, if adversely determined, reasonably would be expected to have a material adverse effect on the enforceability of this Agreement, on the ability of Purchaser to perform its obligations under this Agreement, or on the consummation of the transactions contemplated in this Agreement.

     (b) There are no writs, judgments, decrees, injunctions, or similar orders of any person or entity outstanding against Purchaser that reasonably would be expected to have a material adverse effect on the enforceability of this Agreement, on the ability of Purchaser to perform its obligations under this Agreement, or on the consummation of the transactions contemplated in this Agreement.

     4.7 DISCLOSURE. To Purchaser's knowledge, no representation or warranty made by Purchaser in this Agreement or in any certificate furnished by Purchaser to Seller in connection with this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statement not misleading in light of the circumstances in which they were made.


                            ARTICLE V

                       COVENANTS OF SELLER

     Seller covenants and agrees with Purchaser that, at all times before the earlier of the Closing or the termination of this Agreement in accordance with ARTICLE XI hereof, Seller will comply with all covenants and provisions of this ARTICLE V applicable to it, except to the extent
(i) Purchaser may otherwise consent in writing, (ii) otherwise required by applicable law, or (iii) otherwise expressly required or permitted by this Agreement.

     5.1 CONTRACT AND REGULATORY APPROVALS. Seller will take (and will cause the Company to take) all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use commercially reasonable efforts, to obtain as promptly as practicable (a) all approvals and consents required of any person or entity under all Contracts to which Seller or the Company is a party to consummate the transactions contemplated hereby, and (b) all approvals, authorizations, and clearances of governmental and regulatory authorities required of each of Seller and the Company to consummate the transactions contemplated hereby. Seller will, and will cause the Company to, (i) provide such other information and communications to such governmental and regulatory authorities as Purchaser or such authorities may reasonably request, and (ii) cooperate with Purchaser in obtaining, as promptly as practicable, all approvals, authorizations, and clearances of governmental or regulatory authorities and other persons or entities required of Purchaser to consummate the transactions contemplated hereby, including any required approvals of the insurance regulatory authorities in the States of Missouri and Illinois.

     5.2 HSR FILINGS. Seller will (a) take all actions necessary to make the filings required of it or its Affiliates under the HSR Act with respect to the transactions contemplated by this Agreement, (b) comply with any request for additional information received by Seller or its Affiliates from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) cooperate with Purchaser in connection with Purchaser's filings under the HSR Act, and (d) request early termination of the applicable waiting period.

     5.3 INVESTIGATION BY PURCHASER. Seller will provide, and will cause the Company to provide, Purchaser and its representatives and agents with reasonable access, upon reasonable prior notice and during normal business hours, to all facilities, officers, employees, agents, assets or properties, and books and records of the Company and will furnish Purchaser and such representatives and agents with all such information and data in their possession concerning the business, operations, and affairs of the Company as Purchaser or such representatives and agents may reasonably request.

     5.4 CONDUCT OF BUSINESS. Except as otherwise expressly permitted in this Agreement, Seller will cause the Company to conduct its business only in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing and except as expressly provided herein:

     (a) Seller will use, and will cause the Company to use, all commercially reasonable efforts to (i) preserve intact the present business organization, reputation, and policyholder relations of the Company, (ii) keep available the services of the present officers, directors, employees, agents, consultants, and other similar representatives of the Company; however, Purchaser acknowledges that Seller may change the directors of the Company between the date hereof and the Closing Date, (iii) maintain in full force and effect all Contracts referenced in Section 3.15 hereof, except those Contracts which expire in accordance with their terms or are terminated by the Company in the ordinary course of business, (iv) maintain all licenses (including licenses to transact insurance business), qualifications, and authorizations of the Company to do business in each jurisdiction in which it is so licensed, qualified, or authorized, and (v) maintain each rating classification assigned to the Company by all rating agencies as of the date hereof.

     (b) Seller will cause the Company to (i) maintain all assets and properties of the Company in good working order and condition (ordinary wear and tear excepted), and (ii) continue all current marketing and selling activities relating to the business, operations, and affairs of the Company.

     (c) Seller will cause the Company to maintain its books and records in the usual manner and consistent with past practice and will not permit a material change in any underwriting, investment, actuarial, financial reporting, tax, or accounting practice or policy of the Company or in any assumption underlying such a practice or policy, or in any method of calculating any bad debt, contingency, insurance, or other reserve for financial reporting purposes or for other accounting purposes (including any practice, policy, assumption, or method relating to or affecting the determination of the Company's insurance in force, premium or investment income, reserves or other similar amounts, or operating ratios with respect to expenses, losses or lapses).

     (d) Seller will cause all statutory reserves and other similar amounts with respect to losses, benefits, claims, and expenses in respect of the Company's insurance business to be (i) determined in accordance with SAP and generally accepted actuarial assumptions, (ii) determined in accordance with the benefits specified in the related insurance or reinsurance Contracts, (iii) calculated, established and reflected on a basis consistent with those reserves and other similar amounts and reserving methods followed by the Company at December 31, 1995, (iv) determined in conformity with the requirements of the insurance laws of each applicable jurisdiction in all material respects, and (v) adequate, based upon then-current information and assumptions concerning investment income, mortality and morbidity experience, persistency, and expenses, to cover the total amount of all matured and reasonably anticipated unmatured benefits, dividends, losses, claims, expenses, and other liabilities of the Company under all insurance or reinsurance Contracts which the Company has or will have any liability. Seller will cause the Company to continue to own assets and properties that qualify as legal reserve assets under all applicable insurance laws in an amount at least equal to all of the Company's required reserves and other similar amounts.

     (e) Seller will cause the Company to use all commercially reasonable efforts to maintain in full force and effect substantially the same levels of coverage as the insurance afforded under the insurance Contracts described in Section 3.18 hereof.

     (f) Seller will cause the Company to refrain from entering into any reinsurance, coinsurance, or other similar Contract, whether as reinsurer or reinsured, including without limitation any surplus relief or financial reinsurance contract.

     (g) Seller will cause the Company to continue to comply, in all material respects, with all laws applicable to the business, operations, or affairs of the Company.

     5.5 NO CHARTER AMENDMENTS. Seller will cause the Company to refrain from amending its articles of incorporation or bylaws and from taking any action with respect to any such amendment.

     5.6 NO ISSUANCE OF SECURITIES. Seller will cause the Company to refrain from authorizing or issuing any shares of its capital stock (or any interest therein) or entering into any Contract or granting any option, warrant, or right calling for the authorization or issuance of any shares of capital stock of the Company (or any interest therein), or creating or issuing any securities directly or indirectly convertible into or exchangeable for any such shares (or any interest therein), or issuing any options, warrants, or rights to purchase any such convertible securities (or any interest therein).

     5.7 DIVIDENDS. Seller will cause the Company to declare and pay, on or before the Closing Date, a dividend of the assets listed on Schedule 5.7 to Seller. Seller will cause the Company to refrain from directly or indirectly redeeming or purchasing any of its capital stock or any interest in or right to acquire any such stock.

     5.8 RESIGNATIONS OF DIRECTORS AND OFFICERS. Seller will cause such directors and officers of the Company as are designated by Purchaser at least two days prior to the Closing Date to tender their resignations effective at, and subject to, the Closing.

     5.9 BOOKS AND RECORDS. On the Closing Date, Seller will deliver to Purchaser or will make available to Purchaser all books and records of the Company. Seller will, and will cause its Affiliates (other than the Company) to deliver, any books and records of the Company if at any time after the Closing, Seller or its Affiliates (other than the Company) discovers any such books or records.

     5.10 NO NEGOTIATION, ETC. Seller will refrain and will cause each Affiliate and any other person or entity acting for or on behalf of Seller or its Affiliates to refrain from taking, directly or indirectly, any action
(a) to seek or encourage any offer or proposal from any person or entity to acquire any assets or properties or shares of capital stock or other securities of the Company (or any interest in any of the foregoing), (b) to merge, consolidate, or combine the Company with any other corporation, or to permit any other corporation to merge, consolidate, or combine into the Company, (c) to liquidate, dissolve, or reorganize the Company in any manner, (d) to acquire or transfer any assets or properties of the Company (or any interest in any of the foregoing), (e) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent, or conditional) for, or otherwise to attempt to consummate any such acquisition, transfer, merger, consolidation, combination, or reorganization, or (f) to furnish or cause to be furnished any information with respect to the Company to any person or entity (other than Purchaser and its Affiliates, employees, and agents) except to the extent otherwise required by applicable law. If Seller or any Affiliate of Seller receives, directly or indirectly, from any person or entity (other than Purchaser) any offer, proposal, or informational request that is subject to this Section 5.10, Seller will promptly advise such person or entity, by written notice, of the terms of this Section 5.10 and will promptly deliver a copy of such notice to Purchaser.

     5.11 FINANCIAL STATEMENTS AND REPORTS.

     (a) As promptly as practicable, Seller will deliver to Purchaser true and complete copies of the Quarterly Statements filed by the Company for each calendar quarter ending after June 30, 1996. The Quarterly Statements will (i) comply in all material respects with all applicable laws when so filed, (ii) be prepared in accordance with SAP, (iii) be true and complete in all material respects, and (iv) will present fairly in all material respects the financial position of the Company as of the respective dates thereof and the related summary of operations and changes in capital and surplus and in cash flows of the Company for and during the respective periods covered thereby.

     (b) Seller will deliver to Purchaser true and complete copies of such other material financial statements, reports, or analyses as may be prepared or received by Seller or any Affiliate of Seller and as relate to the business, operations, or affairs of the Company.

     5.12 INVESTMENTS.

     (a) Seller will cause the Company to invest its future cash flow, any cash from matured and maturing investments, any cash proceeds from the sale of assets or properties, and any cash funds currently held by the Company exclusively in United States Treasury obligations with a maturity of less than one year, except as otherwise required by law or except as required to provide cash (in the ordinary course of business and consistent with past practice) to meet the Company's reasonably anticipated current obligations. Seller will use commercially reasonable efforts to ensure that the assets and properties of the Company that are classified as nonadmitted under SAP do not at any time exceed the amount of nonadmitted assets for the Company as of December 31, 1995. Notwithstanding the foregoing, Seller will cause the Company to refrain from any investment transactions without the approval of Purchaser.

     5.13 EMPLOYEE MATTERS.

     (a) Except as may be required by law, Seller will refrain, and will cause the Company to refrain, from directly or indirectly:

                  (i) hiring any officer, director, employee, agent, consultant, or other similar representative of the Company;

                (ii) entering into any Contract with any officer, director, employee, agent, consultant, or other similar representative of the Company; or

                  (iii) adopting or entering into any pension, welfare, bonus, deferred compensation, incentive compensation, profit sharing, stock, retirement, or other benefit plan or arrangement.

     5.14 NO DISPOSAL OF PROPERTY. Except as otherwise expressly permitted by this Agreement, Seller will cause the Company to refrain from
(a) disposing of any assets or properties of the Company and from permitting any of such assets or properties to be subjected to any liens or encumbrances, except for Permitted Liens, (b) selling any material part of its insurance Contracts in force, operations, or business to any third party, (c) entering into any Contracts obligating the Company to administer the operations of any person or entity other than the Company, and
(d) entering into any Contracts permitting any person or entity other than the Company to administer the operations of the Company.

     5.15 NO BREACH OR DEFAULT. Seller will cause the Company to refrain from violating, breaching, or defaulting, and from taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a violation, breach, or default, under any term or provision of any Contract to which the Company is a party or by which any of its assets or properties is or may be bound, except for such violations, breaches, defaults, actions, or failures that individually or in the aggregate do not have and cannot reasonably be expected to have a Material Adverse Effect.

     5.16 INDEBTEDNESS. Seller will cause the Company to refrain from (a) creating, incurring, assuming, guaranteeing, or otherwise becoming liable for any liability (except in the ordinary course of business and consistent with past practice), (b) canceling, paying, agreeing to cancel or pay, or otherwise providing for a complete or partial discharge, in each case in advance of a scheduled payment date with respect to any monetary liability, and (c) waiving any right to receive any direct or indirect payment or other benefit under any liability owing to it.

     5.17 NO ACQUISITIONS.  Seller will cause the Company to refrain from
(a) merging, consolidating, or otherwise combining or agreeing to merge, consolidate, or otherwise combine with any other entity, (b) acquiring or agreeing to acquire blocks of business or all or substantially all assets or capital stock or other equity securities of any other entity, or
(c) otherwise acquiring or agreeing to acquire control or ownership of any other entity.

     5.18 INTERCOMPANY LIABILITIES AND AFFILIATE TRANSACTIONS. Except as otherwise expressly provided for in this Agreement, the Company will not enter into any Contract or engage in any transaction with Seller or any Affiliate of Seller. The parties agree that all intercompany accounts and balances payable or receivable, whether or not currently due, between the Company, on the one hand, and Seller and its Affiliates, on the other hand, shall be settled at Closing. Except as otherwise expressly provided in this Agreement, on the Closing Date Seller will terminate, and will cause the Affiliates of Seller to terminate, each Contract between the Company and Seller or any such Affiliate.

     5.19 SOFTWARE AGREEMENTS. Seller shall use commercially reasonable efforts to ensure that the Company will have the right to use the computer software currently used in the conduct of its business, including the software listed in Section 3.8(d) of the Disclosure Schedule, after the Closing. Seller shall transfer to the Company any software or license not currently owned by or licensed to the Company and shall obtain from software licensors any approvals needed for continuation of software licenses after a change in control of the Company; provided, however, that the purchased software numbered 3, 4, 5, and 6 in Section 3.8(d) of the Disclosure Schedule shall not be transferred to the Company.

     5.20 NOTICE AND CURE. Seller will notify Purchaser promptly in writing of, and contemporaneously will provide Purchaser with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction, or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of Seller under this Agreement to be breached, or that renders or will render untrue any representation or warranty of Seller contained in this Agreement as if the same were made on or as of the date of such event, transaction, or circumstance. Seller also will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant, or agreement made by it in this Agreement, whether occurring or arising before or after the date of this Agreement.



                          ARTICLE VI

                     COVENANTS OF PURCHASER

     Purchaser covenants and agrees with Seller that, at all times before the earlier of the Closing or the termination of this Agreement in accordance with ARTICLE XI hereof, Purchaser will comply with all covenants and provisions of this ARTICLE VI, except to the extent (i) Seller may otherwise consent in writing, (ii) otherwise required by applicable law, or
(iii) otherwise expressly required or permitted by this Agreement.

     6.1 CONTRACT AND REGULATORY APPROVALS. Purchaser will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use commercially reasonable efforts, to obtain as promptly as practicable (i) all approvals and consents required of any person or entity under all Contracts to which Purchaser is a party to consummate the transactions contemplated hereby, and (ii) all approvals, authorizations, and clearances of governmental and regulatory authorities required of Purchaser to consummate the transactions contemplated hereby, including any required approvals of the insurance regulatory authorities in the States of Missouri and Illinois, (b) provide such information and communications to such governmental and regulatory authorities as such authorities may reasonably request, and (c) cooperate with Seller in obtaining, as promptly as practicable, all approvals, authorizations, and clearances of governmental or regulatory authorities and other persons or entities required of Seller to consummate the transactions contemplated hereby.

     6.2 HSR FILINGS. Purchaser will (a) take all actions necessary to make the filings required of it or its Affiliates under the HSR Act with respect to the transactions contemplated by this Agreement, (b) comply with any request for additional information received by Purchaser or its Affiliates from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) cooperate with Seller in connection with Seller's filings under the HSR Act, and (d) request early termination of the applicable waiting period.

     6.3 NOTICE AND CURE. Purchaser will notify Seller promptly in writing of, and contemporaneously will provide Seller with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction, or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of Purchaser under this Agreement to be breached, or that renders or will render untrue any representation or warranty of Purchaser contained in this Agreement as if the same were made on or as of the date of such event, transaction, or circumstance. Purchaser also will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant, or agreement made by it in this Agreement, whether occurring or arising before or after the date of this Agreement.


                           ARTICLE VII

             CONDITIONS TO OBLIGATIONS OF PURCHASER

     The obligations of Purchaser hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser). Seller shall use all commercially reasonable efforts to fulfill, at or before the Closing, such of the following conditions (or portions thereof) over which it has control.

     7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Seller in this Agreement, in the certificates delivered by Seller pursuant to this Agreement, and in the Disclosure Schedule shall be true in all material respects as of the Closing as though such representations and warranties were made at and as of the Closing.

     7.2 PERFORMANCE. Seller shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to be so performed or complied with by Seller at or before the Closing.

     7.3 OFFICER'S CERTIFICATES. Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed by an executive officer of Seller, certifying as to the fulfillment by Seller of the conditions set forth in Sections 7.1, 7.2, 7.5, 7.6, 7.7, and 7.8 hereof.
In addition, Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed by the secretary or any assistant secretary of Seller, certifying that Seller has duly and validly taken all corporate or other action necessary to authorize its execution and delivery of this Agreement and the performance of its obligations under this Agreement.

     7.4 HSR ACT APPROVAL. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been waived.

     7.5 NO INJUNCTION. There shall not be in effect on the Closing Date any writ, judgment, injunction, decree, or similar order of any court or governmental authority restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

     7.6  NO PROCEEDING OR LITIGATION.   There shall not be instituted,
pending, or (to Purchaser's knowledge or Seller's knowledge) threatened, any action, suit, investigation, or other proceeding in, before, or by any court, governmental or regulatory authority, or other person or entity to restrain, enjoin, or otherwise prevent consummation of any of the transactions contemplated by this Agreement.

     7.7 CONTRACT AND REGULATORY APPROVALS. All approvals, authorizations, and clearances contemplated by Sections 5.1 and 6.1 hereof and necessary to permit Seller and Purchaser to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (including, without limitation, any requisite action of the insurance regulatory authorities in the States of Missouri and Illinois) shall have been obtained and shall be in full force and effect.

     7.8 NO ADVERSE CHANGE. There shall not have occurred since December 31, 1995 any change in the business, licenses, insurance in force, or condition (financial or otherwise) of the Company, except for such changes that, individually or in the aggregate, do not have and cannot reasonably be expected to have a Material Adverse Effect.

     7.9 OPINION OF COUNSEL TO SELLER. Purchaser shall have received an opinion of counsel in form and substance reasonably satisfactory to Purchaser.

     7.10 DIVIDENDS. Prior to or upon Closing, the assets of the Company described on Schedule 5.7 hereto shall be dividended to Seller in accordance with Section 5.7 hereof.

     7.11 CERTIFICATES OF COMPLIANCE. Seller shall have delivered to Purchaser certificates of compliance as of a recent date to the effect that the Company is duly licensed to transact insurance business in, and is in compliance with the laws of, each jurisdiction in which the Company is licensed to transact insurance business.


                          ARTICLE VIII

               CONDITIONS TO OBLIGATIONS OF SELLER

     The obligations of Seller hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller). Purchaser will use all commercially reasonable efforts to fulfill, at or before the Closing, such of the following conditions (or portions thereof) over which it has control.

     8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Purchaser in this Agreement and in the certificates delivered by Purchaser pursuant to this Agreement shall be true in all material respects as of the Closing as though such representations and warranties were made as of the Closing.

     8.2 PERFORMANCE. Purchaser shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

     8.3 OFFICER'S CERTIFICATES. Purchaser shall have delivered to Seller a certificate, dated the Closing Date and executed by an executive officer of Purchaser, certifying as to the fulfillment of the conditions set forth in Sections 8.1, 8.2, 8.5, 8.6, and 8.7 hereof. In addition, Purchaser shall have delivered to Seller a certificate, dated the Closing Date and executed by the secretary or any assistant secretary of Purchaser, certifying that Purchaser has duly and validly taken all corporate action necessary to authorize its execution and delivery of this Agreement and the performance of its obligations under this Agreement.

     8.4 HSR ACT APPROVAL. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been waived.

     8.5 NO INJUNCTION. There shall not be in effect on the Closing Date any writ, judgment, injunction, decree, or similar order of any court or governmental authority restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

     8.6  NO PROCEEDING OR LITIGATION.   There shall not be instituted,
pending, or (to Purchaser's knowledge or Seller's knowledge) threatened any action, suit, investigation, or other proceeding in, before, or by any court, governmental or regulatory authority, or other person or entity to restrain, enjoin, or otherwise prevent consummation of any of the transactions contemplated by this Agreement.

     8.7 CONTRACT OR REGULATORY APPROVALS. All approvals, authorizations, and clearances contemplated by Sections 5.1 and 6.1 hereof and necessary to permit Seller and Purchaser to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (including, without limitation, any requisite action of the insurance regulatory authorities in the States Missouri and Illinois) shall have been obtained and shall be in full force and effect.

     8.8 OPINION OF COUNSEL TO PURCHASER. Seller shall have received an opinion of counsel in form and substance reasonably satisfactory to Seller.



                           ARTICLE IX

                     SURVIVAL OF PROVISIONS

     9.1  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.  Subject to Section
9.2 hereof and ARTICLE X hereof, the representations and warranties respectively made by Seller and Purchaser in this Agreement, in the Disclosure Schedule, or in any certificate required to be delivered pursuant to this Agreement will survive the Closing (i) until the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) in the case of the representations and warranties of Seller set forth in Sections 3.4, 3.11, 3.14, 12.1, and 12.2 hereof, and (ii) until June 30, 1997 in the case of all other representations and warranties.

     9.2 PURSUIT OF CLAIMS. Any breach of any representation or warranty as to which a bona fide claim for indemnification has been asserted in accordance with ARTICLE X hereof during the applicable survival period set forth in Section 9.1 hereof may be pursued beyond the expiration of such survival period until such claim is resolved by final, nonappealable judgment or by settlement.

                            ARTICLE X

                         INDEMNIFICATION

     10.1 INDEMNIFICATION BY SELLER.  Subject to the provisions of
Sections 10.3 and ARTICLE IX hereof, Seller will indemnify and hold harmless each of Purchaser and its Affiliates from and against any and all Damages resulting from or relating to each of the following:

     (a) any breach by Seller of any representation, warranty, covenant or agreement made by Seller in this Agreement, in the Disclosure Schedule, or in any certificate required to be delivered pursuant to this Agreement;

     (b) any liability of the Seller, the Company, or any ERISA Affiliate related to any Employee Benefit Plan, including without limitation any Multiemployer Plan or Multiple Employer Plan, maintained by, contributed to, or obligated to be contributed to, at any time, by the Seller, the Company, or any ERISA Affiliate, including without limitation:

     (i)  any liability to the PBGC under Title IV of ERISA;

     (ii) any liability relating to a Multiemployer Plan;

     (iii) any liability with respect to noncompliance with ERISA and other applicable laws and the notice and benefit continuation requirements of COBRA;

     (iv) any liability with respect to any action, suit, claim, or proceeding by any person against Purchaser, the company, any Employee Benefit Plan, or any fiduciary or former fiduciary of any Employee Benefit Plan; and

     (v) any liability arising under or with respect to the severance of any employees of the Company on or before the Closing Date (including without limitation liabilities under or with respect to WARN); and

     (c) the employment or termination of employment (including constructive termination) by either Seller, the Company, or any Affiliate of Seller of any individual (including without limitation any employee of the Company or Affiliate of the Company) attributable to any action or inaction occurring before the Closing Date.

     10.2 INDEMNIFICATION BY PURCHASER.  Subject to the provisions of
Section 10.3 and ARTICLE IX hereof, Purchaser will indemnify and hold harmless each of Seller and its Affiliates from and against any and all Damages resulting from or relating to any breach by Purchaser of any representation, warranty, covenant, or agreement made by Purchaser in this Agreement or in any certificate required to be delivered pursuant to this Agreement.

     10.3 INDEMNIFICATION PROCEDURES.

     (a) If an Indemnitee becomes aware of any matter that it believes is indemnifiable pursuant to Section 10.1 or 10.2 hereof and such matter involves (i) any claim made against the Indemnitee by any person or entity other than Purchaser or Seller or (ii) the commencement of any action, suit, investigation, arbitration, or similar proceeding against the Indemnitee by any person or entity other than Purchaser or Seller, the Indemnitee will give the Indemnifying Party prompt written notice of such claim or the commencement of such action, suit, investigation, arbitration, or similar proceeding, which notice must (A) provide (with reasonable specificity) the basis on which indemnification is being asserted, (B) set forth the actual or good-faith estimated amount of Damages for which indemnification is being asserted, if known, and (C) be accompanied by copies of all relevant pleadings, demands, and other papers served on the Indemnitee.

     (b) The Indemnifying Party will have a period of 10 days after the delivery of each notice required by Section 10.3(a) hereof during which to respond to such notice. If the Indemnifying Party elects to defend the claim described in such notice or does not respond within such 10-day period, the Indemnifying Party will be obligated to compromise or defend (and will control the defense of) such claim, at its own expense and by counsel chosen by the Indemnifying Party. The Indemnitee will cooperate fully with the Indemnifying Party and counsel for the Indemnifying Party in the defense against any such claim, and the Indemnitee will have the right to participate at its own expense in the defense of any such claim. If the Indemnifying Party responds within such 10-day period and elects not to defend such claim, the Indemnitee will be free to compromise or defend (and control the defense of) such claim and to pursue such remedies as may be available to the Indemnitee under applicable law.

     (c) Any compromise or settlement of any claim (whether defended by the Indemnitee or by the Indemnifying Party) will require the prior written consent of the Indemnitee and the Indemnifying Party (which consent will not be unreasonably withheld).

     (d) If an Indemnitee becomes aware of any matter that it believes is indemnifiable pursuant to Section 10.1 or 10.2 hereof and such matter involves a claim made by Purchaser or Seller, the Indemnitee will give the Indemnifying Party prompt written notice of such claim, which notice must
(i) provide (with reasonable specificity) the bases for which indemnification is being asserted, and (ii) set forth the actual or good-faith estimated amount of Damages for which indemnification is being asserted. The Indemnifying Party will have a period of 10 days after the delivery of each notice required by this Section 10.3(d) during which to respond to such notice. If the Indemnifying Party accepts (in writing) full responsibility for the claim described in such notice or does not respond within such 10-day period, the Indemnifying Party will pay upon demand to the Indemnitee the actual or estimated amount of Damages reflected in such notice. If the Indemnifying Party disputes such claim, the Indemnifying
Party and the Indemnitee agree to proceed in good faith to negotiate a resolution of such dispute. If all such disputes are not resolved through negotiations within 10 days after such negotiations begin or if such negotiations are not initiated within 10 days after notice is given, either the Indemnifying Party or the Indemnitee may initiate litigation to resolve such disputes.

     (e) Any claim for indemnification must be made prior to the expiration of the applicable representation, warranty or covenant as set forth in Section 9.1.

     10.4 TREATMENT OF INDEMNIFICATION PAYMENTS. Seller and Purchaser agree that any payment made under ARTICLE X hereof will be treated by the parties on their tax returns as an adjustment to the aggregate consideration for the Shares. If, notwithstanding such treatment by the parties, any indemnity payment is determined to be taxable to Purchaser or the Company by any taxing authority, Seller shall indemnify Purchaser and the Company for any Taxes payable by Purchaser or the Company by reason of the receipt or accrual of such indemnity payment (including any payments under this Section 10.4), determined at a Tax rate equal to 35%.

     10.5 TAX INDEMNIFICATION.

     (a) Seller will be responsible for, will pay or cause to be paid, and will indemnify and hold harmless Purchaser and the Company from and against, any and all Damages for or in respect of each of the following:

                    (i) any and all Taxes with respect to any taxable period (or portions thereof) of the Company (or any predecessor) ending on or before the Closing Date (including, without limitation, any liability for Taxes incurred as a result of the Section 338(h)(10) Election as described in Section 12.2 hereof or as a result of any dividends described in Section 5.7 hereof, or resulting from an acceleration of an "intercompany transaction," within the meaning of Treasury
     Regulation Section 1.1502-13(d) (or any analogous or similar provision under state, local or foreign law or any predecessor provision or regulation), that occurred on or before the Closing Date), but only to the extent such Taxes were not accrued by the Company in the Closing Balance Sheet;

                   (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group including the Affiliated Group (other than the Company) of which the Company (or any predecessor) is or was a member on or prior to the Closing Date by reason of the liability of the Company pursuant to Treasury Regulation
     Section 1.1502-6(a) or any analogous or similar state, local or foreign law; and

                  (iii) any breach by Seller of any representation, warranty, covenant, or agreement contained in Section 3.11, Section 10.5,
     Section 12.1, or Section 12.2 hereof.

     (b) The Company will promptly notify Seller of the commencement of any claim, audit, examination, or other proposed change or adjustment by any taxing authority concerning any Taxes or other Damages covered by Section 10.5(a) hereof ("Tax Claim"). Seller shall control the defense and settlement of any Tax audit or administrative or court proceeding relating to taxable periods of the Company ending on or prior to the Closing Date, provided, however, that if the results of any such Tax audit or administrative or court proceeding could reasonably be expected to be material to Purchaser or the Company, then Seller and Purchaser shall jointly control the defense and settlement of any such Tax audit or proceeding. Seller shall promptly notify the Company if it decides not to participate in the defense or settlement of any such Tax audit or administrative or court proceeding and the Company thereupon shall be permitted to defend and settle such Tax audit or proceeding. Seller will promptly notify the Company of the commencement of any claim, audit, examination, or other proposed change or adjustment by any taxing authority which may affect the liability of the Company for Taxes and Seller shall keep the Company duly informed of the progress thereof.

     (c) The Seller shall be responsible for, shall pay or cause to be paid, and shall indemnify and hold harmless Purchaser and the Company from and against any liability arising under any Tax sharing, Tax indemnity, Tax allocation or other similar contract to which the Company, any predecessor to the Company or any transferor to the Company is a party or is obligated thereunder, in each case on or prior to the Closing Date.

     (d) Any claim for indemnity hereunder may be made at any time prior to sixty days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

     (e) Seller shall have no liability for indemnification for any Damages under this Section 10.5 until and unless the cumulative total of such Damages exceeds in the aggregate $2,000, it being understood that if such threshold for Damages is reached, Seller shall be liable to Purchaser for all Damages.

     10.6 OBLIGATIONS OF SELLER. If Seller is sold or is no longer an indirect wholly owned subsidiary of General Accident Insurance Company of America, then the indemnification obligations of Seller under this Agreement shall be assumed by General Accident Insurance Company of America.

     10.7 CLAIMS LIMITATION. Notwithstanding the foregoing provisions of this Article X:

     (a) Seller shall have no liability for indemnification for any Damages under Section 10.1 hereof, except for Damages resulting from or relating to any misrepresentation or breach of warranty contained in Sections 3.4 or 3.14 or Damages subject to indemnification under
Section 10.5, until and unless the cumulative total of such Damages exceeds in the aggregate $50,000, it being understood that if such threshold for Damages is reached, Seller shall be liable to Purchaser for all Damages.

     (b) the aggregate amount which Seller may be required to pay for indemnification pursuant to Section 10.1 shall not exceed the Final Purchase Price.

     (c) Seller is not responsible for any future payments of assessments against the Company related to guaranty or insolvency funds for insolvencies of life insurance companies occurring in periods prior or subsequent to the Closing Date.

                           ARTICLE XI

                           TERMINATION

     11.1 TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

     (a) at any time before the Closing by written agreement of Seller and Purchaser; or

     (b) at any time after November 30, 1996, by Seller or Purchaser if the transactions contemplated by this Agreement have not been consummated on or before such date and such failure to consummate is not caused by a breach of this Agreement by the party electing to terminate pursuant to this
Section 11.1(b).

     11.2 EFFECT OF TERMINATION. If this Agreement is validly terminated pursuant to Section 11.1 hereof, this Agreement will become null and void except that (a) the provisions of this Section 11.2 hereof will continue to apply following any such termination, and (b) no party hereto will be relieved of any liability for Damages that such party may have to the other parties by reason of such party's breach of this Agreement (or any representation, warranty, covenant, or agreement included herein).


                           ARTICLE XII

                          MISCELLANEOUS

     12.1 TAX MATTERS.

     (a) Seller shall cause the Company to properly prepare, and timely file or cause to be timely filed, (i) all Tax Returns of or which include the Company or its assets or operations with respect to taxable periods ending on or before the Closing Date and (ii) all Seller Consolidated Returns which include the Company with respect to taxable periods ending on or before the Closing Date (the "Seller Returns"). The Seller Returns shall be prepared in a manner consistent with past practices. Subject to
Section 10.5, the Company shall timely pay (or reimburse the common parent for) all Taxes which are due with respect to the Seller Returns to the extent the Taxes are attributable to the Company under the consolidated return regulations under Section 1502 of the Code. The Company shall be responsible for filing all other Tax Returns required to be filed by or on behalf of the Company with respect to periods ending after the Closing Date. Subject to Section 10.5, the Company shall timely pay all Taxes due on the Tax Returns described in the preceding sentence. Seller and its Affiliates shall not file any amended Tax Return which affects the Company without the prior written consent of Purchaser, which shall not be unreasonably withheld.

     (b) The Seller and the Company will provide to each other full access, at any reasonable time and from time to time, at the business location at which the books and records are maintained, after the Closing Date, to such Tax data relating to the Company as the Seller or the Company, as the case may be, may from time to time reasonably request (including the relevant portions of consolidated, combined, affiliated and unitary Tax Returns which include the Company).

     (c) Tax refunds that are received by Purchaser or the Company, and any amounts credited against Tax and interest thereon to which Purchaser or the Company become entitled, that relate to the Company for Tax periods or portions thereof ending on or before the Closing Date, shall be for the account of Seller, and Purchaser shall pay over to Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax and interest thereon by a taxing authority to Purchaser or the Company of any amount accrued on the Closing Balance Sheet, the Purchaser shall pay such amount to Seller within fifteen (15) days after receipt or entitlement thereto.

     12.2 SECTION 338 MATTERS.

     (a) With respect to the purchase and sale of the Shares, (i) Seller and Purchaser agree to jointly make a timely election under Section 338(h)(10) of the Code (and any comparable election under state or local tax law) (the "Section 338(h)(10) Election"), and (ii) Seller and Purchaser agree to take all actions necessary to timely effectuate and preserve the Section 338(h)(10) Election, including the joint filing by Purchaser and Seller of IRS Form 8023-A and related schedules, in accordance with the provisions of
Section 338 of the Code and the Treasury Regulations promulgated thereunder (and any comparable provisions of state or local tax law). In addition to the foregoing, upon the Purchaser's request, Seller and Purchaser shall fully cooperate to cause the IRS to extend the time to make the Section 338(h)(10) Election to a date after the deadline set forth in Treasury Regulation paragraph 1.338(h)(10)-1(d) (such extended date, the "Extended Filing Date").

     (b) (i) In connection with the Section 338(h)(10) Election, and no later than sixty (60) Business Days prior to the later of the deadline set forth in Treasury Regulation paragraph 1.338(h)(10)-1(d)(2) or the Extended Filing Date if agreed to by the IRS, Seller shall provide to Purchaser a draft of IRS Form 8023-A complete with any related attachments and schedules setting forth (A) the "Modified Aggregate Demand Sale Price" (as such term is defined in Treasury Regulation Section 1.338(h)(10)- 1(f)), but not reduced by items described in Treasury Regulation
     Section 1.338(h)(10)-1(f)(4), (B) the fair market value of the assets of the Company on the Closing Date, and (C) an allocation of the Modified Aggregate Deemed Sale Price as determined above among such assets pursuant to the Treasury regulation Section 1.338(b)-2T (the
     IRS Form 8023-A with related attachments and schedules set forth in clauses (A)-(C) hereof, the "Tax Schedules").

          (ii) Within twenty (20) Business Days after receipt of the Tax Schedules, Purchaser shall notify Seller in writing of any objections to Seller's computation of the Tax Schedules, including an explanation of the basis for such objections. If Purchaser fails to so object in writing to the Tax Schedules within such time, the Tax Schedules shall be deemed to be final and controlling. If Purchaser makes such a timely written objection to the Tax Schedules, however, then Seller and Purchaser shall negotiate in good faith to resolve any matters in dispute with respect thereto. If Seller and Purchaser are unable to resolve any such matters in dispute within ten (10) Business Days after the Seller's receipt of Purchaser's written objections to the Tax Schedules, then Seller and Buyer shall submit any such disputed matter to the Settlement Auditor for resolution.

     (c) Purchaser and Seller agree to report the sale of the Shares consistently with any Section 338(h)(10) Election and the Tax Schedules and not take any position inconsistent therewith in any Tax Return, before any taxing authority or in any judicial proceeding.

     12.3 TRANSITION. Seller shall arrange to provide for the administration of the Company in the ordinary course of business, and consistent with past practice, from the Closing Date through November 30,

1996, unless an earlier termination date is requested by Purchaser. The operations shall include without limitation the provision of policyholder services, including the distribution of policyholder statements, premium bills, and the payment of claims. Seller shall not be responsible for providing marketing, underwriting, or policy issuance services for policy
applications dated after the Closing Date.    Seller shall be responsible
for the preparation of the Company's SAP Quarterly Statement for the quarter ended September 30, 1996 and for the preparation of the Company's final SAP Annual Statement, dated as of the Closing Date. Seller will assist Purchaser in obtaining, at Purchaser's expense, the actuarial memorandum for the Company's final SAP Annual Statement and the completed audit of the Company's final SAP Annual Statement.

     12.4 NOTICES. Any notice or other communication given pursuant to this Agreement must be in writing and (a) delivered personally, (b) sent by telefacsimile or other similar facsimile transmission, (c) delivered by overnight express, or (d) sent by registered or certified mail, postage prepaid, as follows:

          (i)  If to Seller:

                    General Accident Insurance
                    436 Walnut Street
                    Philadelphia, Pennsylvania 19105-1109
                    Attention: Michael E. McLoone
                    Facsimile Number:  215/625-2122

          (ii) If to Purchaser:

                    Life Re Corporation
                    969 High Ridge Road
                    Stamford, Connecticut 06905
                    Attention:  W. Weldon Wilson
                    Facsimile Number:  203/968-0920

All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section 12.4 will (A) if delivered personally or by overnight express, be deemed given upon delivery;
(B) if delivered by telefacsimile or similar facsimile transmission, be deemed given when electronically confirmed; and (C) if sent by registered or certified mail, be deemed given when received. Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

     12.5 ENTIRE AGREEMENT. Except for documents executed by Seller and Purchaser pursuant hereto, this Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and this Agreement, including the Disclosure Schedules attached hereto, contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

     12.6 EXPENSES. Except as otherwise expressly provided in this Agreement, each party hereto will pay its own costs and expenses in con-nection with this Agreement and the transactions contemplated hereby.

     12.7 PUBLIC ANNOUNCEMENTS. At all times at or before the Closing, Seller and Purchaser will each consult with the other before issuing or making any reports, statements, or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public report, statement, or release or will use good faith efforts to obtain the other party's approval of the text of any public report, statement, release to be made solely on behalf of a party. If Seller and Purchaser are unable to agree on or approve any such public report, statement, or release and such report, statement, or release is, in the opinion of legal counsel to a party, required by law or appropriate to discharge such party's disclosure obligations, then such party may make or issue the legally required or appropriate report, statement, or release. Any such report, statement, or release approved or permitted to be made pursuant to this Section 12.7 may be disclosed or otherwise provided by Seller or Purchaser to any person or entity, including to any employee or customer of either party hereto and to any governmental or regulatory authority.

     12.8 CONFIDENTIALITY.

     (a) From the date hereof until the earlier to occur of the second anniversary of the Closing Date or the second anniversary of the termination of this Agreement pursuant to Section 11.1 hereof, each of Purchaser and Seller will refrain, and will cause its respective Affiliates, officers, directors, employees, agents, and other representatives to refrain, from disclosing to any other person or entity any documents or information concerning the other party hereto acquired by it in connection with this Agreement or the transactions contemplated hereby unless (i) such disclosure is compelled by judicial or administrative process or by other requirements of law (including in connection with obtaining necessary insurance regulatory approvals) and notice of such disclosure is furnished to such other party hereto; (ii) either party hereto deems it advisable (upon advice of such party's legal counsel) to disclose any such documents or information in connection with the requirements of any securities law; or (iii) such documents or information can be shown to have been (A) previously known by the party hereto receiving such documents or information, (B) in the public domain through no fault of such receiving party, or (C) later acquired by such receiving party from other public sources.

     (b) If this Agreement is terminated pursuant to Section 11.1 hereof, for a period of two years after such termination, Purchaser will refrain, and will cause its respective officers, directors, employees, agents, and other representatives to refrain, from disclosing to any other person or entity any documents or information concerning the Company acquired by Purchaser in connection with this Agreement or the transactions contemplated hereby unless (i) such disclosure is compelled by judicial or administrative process or by other requirements of law and notice of such disclosure is furnished to Seller; (ii) Purchaser deems it advisable (upon advice of legal counsel to Purchaser) to disclose any such documents or information in connection with the requirements of any securities law; or (iii) such documents or information can be shown to have been (A) previously known by Purchaser, (B) in the public domain through no fault of Purchaser, or
(C) later acquired by Purchaser from other public sources.

     (c) For a period of two years following the Closing Date, Seller will refrain, and will cause its Affiliates, officers, directors, employees, agents, and other representatives to refrain, from disclosing, to any person or entity any information regarding the Company or the transactions contemplated hereby unless (i) such disclosure is compelled by judicial or administrative process or by other requirements of law and notice of such disclosure is furnished to Purchaser; (ii) the Seller deems it advisable (upon advice of legal counsel to Seller) to disclose any such documents or information in connection with the requirements of any securities law; or
(iii) such documents or information can be shown to have been (A) in the public domain through no fault of Seller, or (B) later acquired by Seller from other public sources.

     (d) The parties hereto acknowledge and agree that (i) a breach of any of the terms or provisions of this Section 12.8 would cause irreparable damage to the non-breaching party for which adequate remedy at law is not available; and (ii) the non-breaching party will be entitled as a matter of right to obtain, without posting any bond whatsoever, an injunction, restraining order, or other equitable relief to restrain any threatened or further breach of this Section 12.8, which right will not be exclusive but will be cumulative and in addition to any other rights and remedies available at law or in equity.

     (e) At the Closing, Seller will assign to Purchaser the non-exclusive right to enforce the rights of Seller and its Affiliates under each of the confidentiality agreements between Seller or its Affiliates and prospective purchasers of the Company.

     12.9 FURTHER ASSURANCES. Seller and Purchaser agree that, from time to time after the Closing, upon the reasonable request of the other, they will cooperate and will cause their respective Affiliates to cooperate with each other to effect the orderly transition of the business, operations, and affairs of the Company to Purchaser. Without limiting the generality of the foregoing, (a) Seller will provide, and will cause its Affiliates to provide, representatives of Purchaser reasonable access to all books and records of Seller and its Affiliates reasonably requested by Purchaser in the preparation of any post-Closing financial statements, reports, tax returns, or tax filings of the Company; (b) Purchaser will provide representatives of Seller reasonable access to all pre-Closing books and records of the Company reasonably requested by Seller in the preparation of any post-Closing financial statements, reports, tax returns, or tax filings of Seller; and (c) each party hereto will execute such documents and instruments as the other party hereto may reasonably request containing terms and conditions mutually satisfactory to each party hereto to further effectuate the terms hereof.

     12.10 WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such waiver must be in writing and must be executed by an executive officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach or nonfulfillment on a future occasion. All remedies, either under this Agreement, or by law or otherwise afforded, will be cumulative and not alternative.

     12.11 AMENDMENT. This Agreement may be modified or amended only by a writing duly executed by Seller and Purchaser.

     12.12 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

     12.13 NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of Seller, Purchaser, and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person or entity.

     12.14 GOVERNING LAW. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Missouri (without regard to the principles of conflicts of law) applicable to a Contract executed and performable in such state.

     12.15 BINDING EFFECT. This Agreement is binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.

     12.16 NO ASSIGNMENT. Neither this Agreement nor any right or obligation hereunder or part hereof may be assigned by any parties hereto without the prior written consent of the other party hereto (and any attempt to do so will be void); provided that Purchaser may assign any or all of its rights and obligations under this Agreement to any wholly owned subsidiary or parent of Purchaser without the consent of Seller.

     12.17 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations under this Agreement of Seller and Purchaser will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

     12.18 TABLE OF CONTENTS; HEADINGS. The table of contents and headings of the Articles and Sections of this Agreement (including the Disclosure Schedule) have been inserted for convenience of reference only, are not intended to be considered a part hereof, and will not modify or restrict any term or provision hereof.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first written above by the duly authorized officers of Seller and Purchaser.

                              REASSURE AMERICA LIFE INSURANCE COMPANY



                              By:   /s/ Jacques E. Dubois
                              Name:   Jacques E. Dubois
                              Title:   Chief Executive Officer


                              FARMERS AND MERCHANTS INSURANCE COMPANY



                              By: /s/ Randall E. Dyen
                              Name: Randall E. Dyen
                              Title: Attorney-in-Fact


For the purpose of Section 10.6 of this Agreement only:

                              GENERAL ACCIDENT INSURANCE COMPANY OF
                              AMERICA



                              By: /s/ Randall E. Dyen
                              Name: Randall E. Dyen
                              Title: Senior Vice President, General
                                    Counsel & Corporate Secretary

              List of Omitted Schedules and Exhibits
                                to
      Stock Purchase Agreement, dated as of October 3, 1996,
      by and between Farmers and Merchants Insurance Company
            and Reassure America Life Insurance Company with respect to all of the Outstanding Capital Stock Of
      New American Life Insurance Company (the "Agreement")




1.   Seller's Disclosure Schedule - Schedules required by
     Sections 3.5, 3.8(a)-(c), 3.8(d)(i)and (ii), 3.9, 3.11,
     3.12, 3.13, 3.14(a), (c), (e), (g), (h) and (l), 3.15(a)-(h),
     3.16, 3.17, 3.18, 3.19, and 3.20 of the Agreement.

2.   Schedule 5.7 - List of assets to be dividended per Section
     5.7 of the Agreement.




     The registrant hereby agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request in accordance with Item 601(b)(2) of Regulation S-K.